Exhibit 23.4

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of AMERI Holdings, Inc. on Form S-4, pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated April 21, 2020, which report includes an explanatory paragraph about the ability of Jay Pharma, Inc. to continue as a going concern, with respect to our audits of the financial statements of Jay Pharma, Inc. as of December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019 appearing in the Registration Statement of AMERI Holdings, Inc. on Form S-4 [File No. 333-238742], including all amendments thereto.

/s/ Marcum llp

Marcum llp

New York, NY

December 28, 2020